Exhibit 99.1

22nd Century Group (XXII) Announces Fully Integrated, Single-Source Strategic License, Manufacturing and Distribution Agreement with Cookies

Launches Turn-Key Contract Development and Manufacturing Plus Distribution (CDMO+D) Solution for Industry Leading Hemp/Cannabis Brands

Highly Accretive Transformative Deal Utilizes Entire 22nd Century Value Chain, from Receptor Science to Category Management in Retail Distribution with Most Recognized Cannabis Brand in the World

BUFFALO, N.Y., April 5, 2023 — 22nd Century Group, Inc. (Nasdaq: XXII), a leading biotechnology company dedicated to improving health with reduced nicotine tobacco, hemp/cannabis and hops advanced plant technologies, today announced a new three-year exclusive license and distribution agreement (the “Agreement”) with Cookies, the most globally recognized hemp/cannabis company in the world. The brand was founded in 2010 by chief executive officer, rapper and entrepreneur Berner and Bay Area breeder and cultivator Jai.

“This transformational strategic license, manufacturing and distribution agreement with Cookies establishes the foundation of an innovative new CDMO plus distribution business model for 22nd Century at a time when mass market channels urgently need to find new, high-margin, high-velocity products to meet the rapidly growing consumer demand for CBD products,” said James A. Mish, Chief Executive Officer of 22nd Century. “Our complete, vertically integrated capabilities represent the first and only industry option providing Cookies’ category leading, CBD brand with a single-source, national solution across its entire family of products.”

“We are incredibly excited to expand our partnership beyond GVB with the 22nd Century Group. They have undoubtedly put together one of the most impressive teams in the space, and we look forward to expanding the national distribution of Cookies non-THC products together,” said Parker Berling, President of Cookies.

The exclusive license with 22nd Century covers all Cookies branded non-Delta-9 THC, hemp derived cannabinoid consumer packaged goods, including sourcing of all ingredients and APIs; white-label manufacturing of vapes and other CBD products; and category management through retail distribution.

GVB Biopharma, a 22nd Century company, has manufactured various Cookies products for the past three years, and under this new Agreement, will manufacture Cookies’ market-leading products, expected to account for more than half of Cookies’ non-Delta-9 cannabinoid sales.

The integrated go-to-market sales and distribution components of the agreement will leverage 22nd Century’s veteran consumer packaged goods (“CPG”) sales team, which plans to distribute Cookies products in up to 18 markets targeted for the rollout of the Company’s innovative VLN® products, during 2023. This combination will allow Cookies to leverage 22nd Century’s purpose built, turn-key sales and distribution platform for alternative consumer products.

Cookies will continue to leverage its robust brand building, marketing and advertising apparatus to support sales of its products, including, but not limited to, direct advertising of their products by Berner across social media, earned media and in-person events. The partnership will also leverage Cookies’ industry leading creative development studios across a number of different placements and categories to promote product launches in key markets.

The CPG sales team will target a market of approximately 60,000 retail stores consisting of independent retail, discount tobacco outlets and vape shops in non-recreational states serviced by its network of top regional distributors and chain discount tobacco outlets. Products will also be available on the Cookies e-commerce website: https://shop.cookies.co/.

“Cookies products are a natural fit to the same points of sale as our FDA MRTP authorized VLN® products. The combination of these two offerings will enhance our sales team’s product portfolio with a larger suite of small-footprint, high-velocity, high-margin CBD products, with Cookies’ internationally recognized products serving as a cornerstone brand as we build out this innovative hemp/cannabis CDMO+D platform,” said John Miller, President of Tobacco Products of 22nd Century.

About Cookies

Cookies, founded in 2010 by Billboard-charting rapper and entrepreneur Berner and Bay Area breeder and cultivator Jai, is the most globally recognized cannabis company in the world. Cookies values the power of the plant and focuses on creating game-changing genetics. The company offers a collection of over 70 proprietary cannabis cultivars and more than 2,000 products. Cookies also actively works to enrich communities disproportionately impacted by the War on Drugs through advocacy and social equity initiatives. Headquartered in San Francisco, the company opened its first retail store in 2018 in Los Angeles, and has since expanded to 58 retail locations in 18 markets across 6 countries. Cookies was named one of America’s Hottest Brands of 2021 by AdAge; the first cannabis brand to ever receive this accolade. To learn more about Cookies, visit cookies.co, and to learn more about Cookies CBD, visit shop.cookies.co.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading biotechnology company focused on utilizing advanced alkaloid plant technologies to improve health and wellness through tobacco harm reduction, reduced nicotine tobacco, hemp/cannabis and hops. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

22nd Century Group, Inc.

Investor Relations

mkreps@xxiicentury.com

214-597-8200